                                                                           Pg. 1


                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 23)

                            Illinois Tool Works, Inc.
                            -------------------------
                                (Name of Issuer)

                           Common Stock, $3.33 1/3 Par
                           ---------------------------
                         (Title of Class of Securities)

                                   452308 10 9
                                   -----------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

---------------------------                                 --------------------
  CUSIP NO. 452308 10 9                    13G               Page 2 of 7 Pages
           --------------                                         -    -
---------------------------                                 --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Northern Trust Corporation                  36-2723087
          The Northern Trust Company                  36-1561860
          Northern Trust Bank of Arizona, NA          86-0377338
          Northern Trust Bank of California, NA       94-2938925
          Northern Trust Bank of Florida, NA          36-3190871
          Northern Trust Bank of Texas, NA            75-1999849
          Northern Trust Investments, Inc.            36-3608252
          Northern Trust Bank of Colorado, NA         84-1348368
          Northern Trust Bank, FSB                    38-3424562

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

 2         Not Applicable                                       (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      S.E.C USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

 4 Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,769,338
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             36,784,474
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,468,656
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          37,523,002
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    42,956,452
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
       Not Applicable                                                   [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11      14.10
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON

12       Northern Trust Corporation  HC
------------------------------------------------------------------------------

                                                                           Pg. 3

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].

1.    (a)  Illinois Tool Works, Inc.
           -------------------------
           (Name of Issuer)

      (b)  3600 West Lake Ave., Glenview, Ill. 60025
           -----------------------------------------
           (Address of Issuer's Principal Executive Office)

2.    (a)  Northern Trust Corporation
           --------------------------
           (Name of Person Filing)

      (b)  50 South LaSalle Street, Chicago, Illinois 60675
           ------------------------------------------------
           (Address of Person Filing)

      (c)  U.S. (Delaware Corporation)
           ---------------------------
           (Citizenship)

      (d)  Common Stock, $3.33 1/3  Par
           ----------------------------
           (Title of Class of Securities)

      (e)  452308 10 9
           -----------
           (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b)(1)(ii)(G).

4.    (a)       42,956,452
               -----------
           (Amount Beneficially Owned)

      (b)           14.10
                    -----
           (Percent of Class)

      (c)  Number of shares as to which such person has:

           (i)         4,769,338
                      ----------
                  (Sole Power to Vote or to Direct the Vote)

           (ii)        36,784,474
                      -----------
                  (Shared Power to Vote or to Direct the Vote)

           (iii)       3,468,656
                      ----------
                  (Sole Power to Dispose or Direct Disposition)

           (iv)       37,523,002
                      ----------
                  (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:










7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

      The Northern Trust Company                Northern Trust Bank of Arizona N.A.
      50 South LaSalle Street                   2398 East Camelback Road
      Chicago, IL  60675                        Phoenix, AZ  85016

      Northern Trust Bank of California N.A.    Northern Trust Bank of Florida N.A.
      355 South Grand Avenue, Suite 2600        700 Brickell Avenue
      Los Angeles, CA  90071                    Miami, FL  33131

      Northern Trust Investments, Inc.          Northern Trust Bank of Texas N.A.
      50 South LaSalle Street                   2020 Ross Avenue
      Chicago, IL  60675                        Dallas, TX  75201

      Northern Trust Bank of Colorado           Northern Trust Bank, FSB
      1200 17th Street, 24th Floor              40701 Woodward Avenue, Suite 110
      Denver, CO  80202                         Bloomfield Hills, MI  48304

8.    Identification and Classification of Members of the Group.

                                 Not Applicable.

9.    Notice of Dissolution of Group.

                                 Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     NORTHERN TRUST CORPORATION


                                                     ---------------------------
                                                     By:  Perry R. Pero
                                                          --------------
DATED:  02-07-2002                                   As its:  Vice Chairman
        ----------                                            -------------

                                                                           Pg. 6

                             EXHIBIT TO SCHEDULE 13G
                       FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                          RE: Illinois Tool Works, Inc.
                              -------------------------

         Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                                   NORTHERN TRUST CORPORATION


                                                   ----------------------------
                                                   By:  Perry R. Pero
                                                        -------------

DATED:  02-07-2002                                 As its:  Vice Chairman
        ----------                                          -------------

The NORTHERN TRUST COMPANY


----------------------------------------
By: Perry R. Pero
    -------------
As its Vice Chairman
       -------------

NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA


----------------------------------------
By: Barry G. Hastings
---------------------
As its Authorized Representative
       -------------------------

NORTHERN TRUST INVESTMENTS, INC.


----------------------------------------
By:  Orie L. Dudley
-------------------
As its Director
       --------

NORTHERN TRUST BANK OF COLORADO
NORTHERN TRUST BANK, FSB


----------------------------------------
By: Brian J. Hofmann
--------------------
As its Authorized Representative
       -------------------------